Exhibit 10.38
Capital Lease Funding, Inc.
Summary of Compensation to
Independent Directors

2007
Annual cash retainer	$31,000(1)
Committee chair additional retainer	$6,000(2)
Stock award	2,500 shares(3)
Board attendance fee	$1,000 per meeting(4)
Committee attendance fee	$500 per meeting(5)

(1)	Except for our chairman, Mr. Ranieri, who receives $150,000.

(2)	Except for our audit committee chair, who receives $10,000.

(3)	Except for our audit committee chair, who receives 3,250 shares. All awards will vest in three equal annual installments beginning on the first anniversary of the grant date.

(4)	$500 fee if attended by teleconference.

(5)	Committee attendance fees are not paid for meetings held on the same day as a Board meeting.